[LOGO, AUDIO EYE]

                                                               June 1, 2006

Mr. Nathan Bradley
Mr. David Ide
Managing Members
Modavox Communications LLC
5151 Broadway
Tucson, Arizona

Dear Nathan and David:

As agreed, this letter and the attached contract will serve as confirmation of a business agreement between Modavox, Inc. and AudioEye Inc. The business agreement has Modavox continuing to provide hosting, support, and third party contract oversight to ensure un-interrupted technical service to AudioEye, as well as begin a sales/marketing relationship with AudioEye under the terms and fees outlined in Appendix A and Appendix B of the attached contract. Technical service date began June 1, 2005 and Modavox Communications has been invoicing AudioEye Inc. since that date. This agreement will run for three (3) years and will be automatically optioned for three (3) additional years unless cancelled by either party given thirty (30) days written notice.

AGREEMENT SUMMARY

      AudioEye is in the process of raising funds for strategic operations and build out of its software, therefore it is agreed to by Modavox, Inc. and AudioEye Inc the following:

      o Once operational funds are secured, all 2005 expenses incurred by Modavox/Modavox in support of AudioEye and invoiced will be paid in full on an agreed upon payment schedule (attached).

      o AudioEye will pay Modavox for any Modavox services or expenses incurred on AudioEye's behalf beginning January 1, 2006, and agreed upon in writing by both parties on after client invoicing.

      o Modavox, Inc. presently sells its services via a direct sales force. AudioEye agrees to have Modavox sell, service, and represent AudioEye products to potential clients. Modavox will have the right to outsource, or assign the sales/services agreement to a third party if agreed to by AudioEye Inc. Terms and fees are outlined in Appendix B.

It is noted that Modavox Communications LLC is a shareholder in AudioEye Inc, and members of AudioEye Inc's management team are members of Modavox Communications LLC. In the estimation of Modavox Communications LLC, and AudioEye Inc, the terms and conditions agreed to are in the best interests of Modavox Inc. and AudioEye Inc. shareholders.

Thank you for your service. Please sign this memo below and return one copy for our records. Also, please sign the contract and return as well. I look forward to working with you in 2006.

On Behalf of:                             On Behalf of:
AudioEye Inc.                             Modavox, Inc.


/s/ Nathan T. Bradley                     /s/ David J. Ide
---------------------------------         ---------------------------------
Nathan T. Bradley                         David J. Ide
Chief Technology Officer                  Chief Executive Officer
Director

              AUDIOEYE - MODAVOX COMMUNICATIONS SERVICES AGREEMENT
                                    6/1/2006

This Agreement is entered into by and between AudioEye, Inc, a corporation organized under the laws of the State of Delaware, with its principal offices at 9901 Kentsdale Drive, Potomac, MD, 20854 (hereafter referred to as "AudioEye") and Modavox, Inc with its principal offices at 2617 South 46th Street, Phoenix, AZ, 85034 (hereafter referred to as "Modavox")

AudioEye and Modavox hereby agree to enter into a Services contract for Modavox to provide management, technical, and sales services (collectively hereinafter referred to as "Service") to AudioEye under the terms and conditions as set forth herein.

1. SERVICES. The Service to be provided pursuant to this Agreement shall be comprised of those items specified on the Schedule of Services ("Schedule of Services") annexed hereto. Both parties may enhance the Services from time to time and offer additional capabilities at an addition fees to be mutually agreed upon.

2. PAYMENT FOR SERVICE. For the Services provided by Modavox, AudioEye shall pay the annual or monthly charge specified on the Price List annexed hereto. The payment terms are net cash, without discount, payable on receipt of invoice. Monthly charges shall be invoiced each calendar month in advance. Modavox may increase monthly charges upon sixty (60) days prior written notice to AudioEye in the event of (i) any increase in charges payable to parties other than Modavox, or (ii) any increase in costs for changes to Service, Equipment or Software required by parties other than Modavox. In addition, on each anniversary of this Agreement, Modavox may increase the annual or monthly charges et forth herein in proportion to the percentage increase, if any in the United States Consumer Price Index (All Urban Consumers) ("CPI"), as published by the US Department of Labor, during the most recent twelve (12) month period for which such statistics are available at the time of the increase. Any payment not received within 30 days of the date of the invoice by AudioEye shall be subject to a service charge from the due date at a rate of one and a half percent (1-1/2%) per month on the delinquent balance.

3.    TERM OF AGREEMENT: TERMINATION.

      a. Except as herein provided, the initial term of this Agreement shall be a period commencing on the date of this Agreement and continue for 36 months from June 1, 2005 (the original agreement date with Kino Communications, LLC). Except as provided in Section 3(b), thereafter, the Service will be renewed for additional thirty-six
            (36) months (or any longer term as agreed to by the parties) subject to the terms of this Agreement unless Modavox receives written notice of termination at least sixty (60) days prior to the expiration of the then current term of the Agreement. After the initial 12 months, Modavox may increase prices on the Price list at any time upon not less then sixty (60) days prior written notice to AudioEye. AudioEye shall have the right to terminate this Agreement within sixty (60) days of the effective date of any price increase.

      b.    Modavox shall have the right to terminate this Agreement upon ten
            (10) days prior written notice to AudioEye in the event of the breach of this Agreement by the AudioEye, unless AudioEye cures such breach within such ten (10) day period. Such breach may include improper use that reflects negatively upon the Modavox Service.

4. LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. ALTHOUGH MODAVOX ENDEAVORS TO USE CARE IN RESPECT TO PROVIDING THE SERVICES, MODAVOX MAKES NO REPRESENTATION OR WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO ANY ASPECT OF THE SERVICE ( INCLUDING ANY SOFTWARE, DATA OR EQUIPMENT PROVIDED AS PART THEREOF). NEITHER MODAVOX NOR ANY THIRD PARTY DATA, SOFTWARE OR EQUIPMENT PROVIDERS WARRANT THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE, NOR DO THEY MAKE ANY WARRANTIES AS TO THE RESULTS TO BE OBTAINED FROM USE OF THE SERVICE. AUDIOEYE EXPRESSLY AGREES THAT USE OF THE SERVICE IS AT AUDIOEYE'S SOLE RISK. ACCORDINGLY, NEITHER MODAVOX NOR ANY DATA, SOFTWARE, OR EQUIPMENT PROVIDERS WILL IN ANY WAY BE LIABLE TO AUDIOEYE OR TO ANY OTHER ENTITY FOR ANY INACCURACIES, ERRORS, OMISSIONS OR DELAYS REGARDLESS OF CAUSE IN THE SERVICE OR IN ANY DATA, INFORMATION OR SOFTWARE CONTAINED

      THEREIN, OR CAUSED BY ANY MODAVOX OR THIRD PARTY EQUIPMENT OR SOFTWARE USED IN CONNECTION THEREWITH, OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT, OR CONSEQUENTIAL, PUNTIVE, SPECIAL OR EXEMPLARY, INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS) RESULTING THEREFROM, REGARDLESS OF CAUSE AND REGARDLESS OF WHETHER OR NOT MODAVOX OR ANY SUCH THIRD PARTIES ARE DEEMED LIABLE IN ANY MANNER, THEN SUCH LIABILITY, WHETHER ARISING FROM CONTRACT, WARRANTY, NELIGENCE OR OTHERWISE SHALL, IN NO EVENT, EXCEED THE AMOUNT AUDIOEYE HAS PAID FOR THE SERCIVE DURING THE PRECEDING 12 MONTH PERIOD. MODAVOX SHALL NOT BE LIABLE TO ANY AUDIOEYE FOR ANY DELAY IN PERFORMANCE OR FAILURE TO PERFORM ANY TERM OR CONDITION CAUSED DIRECTLY OR INDIRECTLY BY FIRE, EXPLOSION, ACCIDENT, FLOOD, LABOR TROUBLE, WEATHER CONDITION, ANY REGULATION, RULE OR ACT OF ANY GOVERNMENT OR GOVERNMENT AGENCY, OR THE INABILITY TO OBTAIN OR SHORTAGE OF SUITABLE MATERIAL, COMPONENTS, PARTS, EQUIPMENT, MACHINERY, FUEL, POWER, COMMUNICATION FACILTIES OR TRANSPORTATION, ACT OF GOD, ARMED CONFLICTS, CIVIL COMMOTION OR ANY OTHER CAUSE OF LIKE CHARACTER BEHOND THE REASONABLE CONTROL OF MODAVOX.

5.    USE RESTRICTIONS; SOFTWARE AND DATA.

      a. AudioEye agrees not to use the Service (including, without limitation, any data or software that is provided as part of the Service) in any manner except as expressly permitted hereunder and further agrees not to reverse engineer, decompile, disassemble or otherwise seek to duplicate the performance characteristics of the software or any part thereof nor to sell, assign, disclose, furnish or redistribute the Service or any data or software provided therewith, to any other person firm corporation or entity and shall confine knowledge of and access to the software and data only to its employees who require such knowledge and access in the ordinary course and scope of their employment by AudioEye.

      b. AudioEye acknowledges that installation and ongoing operation of the Services may, from time-to-time, require changes to Modavox software resident on AudioEye's hardware; Software for such changes shall be made available by Modavox at Modavox's expense provided that AudioEye agrees to install such software on its hardware and renders reasonable cooperation to Modavox (such cooperation to include without limitation, modification or upgrade to AudioEye's equipment and software), Should AudioEye not do so, Modavox may, in its discretion cease supporting the Services.

6. PROPRIETARY RIGHTS. AudioEye acknowledges and agrees that all proprietary rights in the Service are and shall remain the property of Modavox and its third party licensors, unless the software and services are property or a creation of AudioEye. Both Parties acknowledges that the Service was compiled, prepared, selected, and arranged by Modavox, AudioEye, and its licensors through the expenditure of substantial time, effort, and money and that constitutes valuable property of Modavox, AudioEye, and its licensors.

7. CHARGES. On written notice to Modavox, AudioEye may add to the Service as designated in the Modavox Price List or add additional features as offered from time to time by Modavox. Additions will be invoiced at the then-current Modavox price.

8. TRAINING & SUPPORT AudioEye shall pay all training and support expenses as required for AudioEye's staff unless specified as included in the Service.

9. ASSIGNMENT. This Agreement may not be assigned by either Party without the written consent of the other Party, which consent will not be unreasonably withheld. During the term of this contract, the contract licenses and services provided by Hostway and Akami to Modavox in fulfillment and servicing of AudioEye's needs and Services will not be terminated or assigned without the written permission from AudioEye.

10.   TRADEMARK AND COPYRIGHT INFRINGEMENT.

      a. Modavox shall indemnify AudioEye and hold it harmless against all claims and damages, including without limitation, reasonable attorney's fees, which AudioEye incurs as a result of any claim against AudioEye that the Service infringes any copyright or proprietary right of any third party, provided that: (i) AudioEye notifies Modavox promptly in writing of the assertion of such claims; (ii) Modavox has sole control over the defense or settlement of such claim; and (iii) AudioEye's use of the Service has been in accordance with the restrictions imposed under Paragraph 5 of this Agreement.

      b. In the event of a claim for infringement, Modavox reserves the right to terminate this Agreement with respect to the allegedly infringing portion of the Service and either to substitute another, or substantially similar Service therefore or to refund to AudioEye the pro rata share of any prepaid fees relating to such terminated Service.

11. APPLICABLE LAW. This Agreement shall be construed in accordance with the law in the state of Delaware.

12. SEVERABILITY. Each paragraph and provision of this contract is severable from the contract and if one provision or part is declared invalid, the remaining provisions or parts shall nevertheless remain in full force and effect.

13. ENTIRE AGREEMENT. This Agreement embodies the entire Agreement and understanding between the AudioEye and Modavox and supersedes any and all prior agreements and understandings, express or implied, relating to the subject matter hereof. No other agreement or understanding verbal or otherwise, exists between the parties except as herein set forth.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE WRITTEN BELOW.


--------------------------------          -----------------------------------
AUDIOEYE                                  MODAVOX


BY: /s/ Nathan T. Bradley                 BY: /s/ David Ide
--------------------------------          -----------------------------------
NATHAN T. BRADLEY                         DAVID IDE
                                          CHIEF EXECUTIVE OFFICER

06.08.06                                  06.08.06
--------------------------------          -----------------------------------
DATE                                      DATE

                              SCHEDULE OF SERVICES
                                   APPENDIX A
              HOSTING, SUPPORT, AND THIRD PARTY CONTRACT OVERSIGHT

SERVICE DESCRIPTION

Modavox has provided hosting and other services in respect to technical, data delivery, and support services for AudioEye Inc since June, 2005. AudioEye will continue to leverage contracts Modavox has with AKAMAI AND HOSTWAY.

AudioEye's patent pending software consists of a content management and navigation proprietary code. As the picture below portrays, the AudioEye content management system can index and catalog voice, html, xml, audio, and text streams and encode such streams into tagged audio streams that are stored at AKAMAI, Modavox's contracted CDN. AudioEye's intelligent navigation index and database is stored in AudioEye servers at Hostway, a contracted hosting facility.

AGREEMENT SUMMARY

Modavox will continue to provide hosting, support, and third party contract oversight to ensure un-interrupted technical service to AudioEye under the terms outlined in the contract and the terms and fees detailed below. Technical service date began June 1, 2005 and Modavox has been invoicing AudioEye Inc. since that date. This agreement will run for three years unless extended by both parties.

AudioEye is in the process of raising funds for strategic operations and build out of its software, therefore it is agreed to by Modavox and AudioEye Inc the following:

      o Once operational funds are secured, all 2005 expenses incurred by Modavox in support of AudioEye and invoiced will be paid in full on an agreed upon payment schedule

      o AudioEye will pay Modavox for any Modavox services or expenses incurred on AudioEye's behalf beginning January 1, 2006, and agreed upon in writing by both parties on a net forty-five days after client invoicing.

                                    [GRAPHIC]

TERMS AND FEES

Modavox Communications will calculate each month what percent of their Akamai and Hostway invoices are associated with AudioEye based business. Presently those fees are approximately $2000 per month for Hostway. Akamai invoices will be produced separately each month with the fees to AudioEye as follows: $250.00 base per month with up to 100 GB of transfer. Storage fees will be at $15.00 per month per GB and overage on transfer will be invoiced at $.0025 per MB. AudioEye agrees to pay cost plus of its share of the Akamai and Hostway invoices associated with the AudioEye based business. Modavox will provide a detailed invoice to AudioEye each month detailing services provided. Modavox may add a service charge of up to 25% on top of its cost to cover billing and personnel charges it may incur.

AudioEye must pay the invoices on a timely basis not to exceed 30 days. If invoices have not been paid within the schedule then Modavox may charge AudioEye 1 1/2 % each month interest on any outstanding amount.

AudioEye will compensate Modavox $75.00 per hour for Technical Support, Development Support, Design Elements, and Voice Over Talent. Those Fees will be invoices separate from any standing monthly invoices produced by Modavox and all hours will be calculated and presented for review within five (5) days following each calendar month.

                              SCHEDULE OF SERVICES
                                   APPENDIX B
                              SALES AND MARKETING.

SERVICE DESCRIPTION

Modavox presently sells its services via a direct sales force. AudioEye agrees to have Modavox sell, service, and represent AudioEye products to a designated client base. Modavox will have the right to outsource, or assign the sales/services agreement to a third party if agreed to by AudioEye Inc

TERMS AND CONDITIONS

PRODUCTS                      AUDIOEYE NAVIGATION AND CONTENT SOFTWARE

PRICING                       [GRAPHIC]

CLIENT TARGETS                MODAVOX may sell to any client though it is
                              assumed Modavox will be selling to its client base. Once a month, MODAVOX will submit in writing clients in their pipeline. See Sales Process
                              Method and procedures for reporting. The coordination of pipeline is necessary to avoid sales channel conflict

SCOPE: Identify and close new business opportunities within the North American sector. Modavox shall report this sales progress to William O'Conor, CEO AudioEye.

TERM: JANUARY 1, 2006 TO January 1, 2008. May be renewed thirty days from end-date depending upon performance.

FEES AND TERMS OF PAYMENT:    Commissions will be paid to Modavox LLC and not
                              directly to Sales People. It is up to Modavox LLC to distribute.

COMPENSATION FOR RESELLER MODAVOX, INC.

      -     30 % commission on invoice amount
      -     50% payable on invoice; 50% payable on payment.
      -     Payment will be Net of cancels received.
      -     Modavox will invoice all clients direct for AudioEye sales
      -     AudioEye will invoice Modavox using NET30 Terms for all sales
      - Modavox & AudioEye will reconcile all charges by the 5th of each calendar month

* Commission for any other Customer Agreement terms to be agreed with AEYE prior to contract execution

* Terms of payment is net 30 days from invoice date.

SALES METHOD/APPROACH TO BE FOLLOWED:

      1. Modavox will submit to AudioEye via email, notice of all client calls or meetings that were completed. Email should be sent to woconor@audioeye.net.
      2. Only those clients where an email was received will be considered for commission payments.
      3. If a conflict between the Modavox and AudioEye direct sales people occurs due to overlap of pipeline, the email notice date mentioned in #1 above will be a deciding factor. William O'Conor will be the ultimate authority on whether commission was earned by Modavox.
      4. Modavox will utilize standard AudioEye pricing, proposals, documentation, and contracts. This information will be provided upon signature of this contract. Any deviation from the standard must be approved in writing in advance.
      5. Modavox will go through quarterly training of the software use and positioning of the product and company. An initial sales training will be accomplished within 30 days of signing this contract.
      6. Modavox will not sign any contract or bind AudioEye in anyway. All contracts must be approved and signed by William O'Conor, CEO AudioEye for commissions to be paid.
      7. Modavox will not represent that that they are full-time employees of AudioEye.
      8. AudioEye personnel will support the efforts of the Modavox, but it is up to the Modavox to understand the product, the technology, the positioning and approach for the company. This is not a lead generation contact. It is up to the Modavox to sell the service.

                                  APPENDIX B-1

                               AEYE QUALITY POLICY

Since its inception, AudioEye has committed itself to develop and maintain a reputation for outstanding quality. Our result will be AudioEye becoming an end-to-end, world-class social technology company, and our goal is to continue building on this achievement and practices.

In so doing, we will continue to be guided by the principles on which the company was founded. We will continue to guarantee our clients the highest level of expertise, along with rigorous planning, careful monitoring of results, and tight control over costs and schedules. We will strive constantly to find the best solutions for our clients through innovative approaches and systematic assessment of client satisfaction.

We recognize that client needs, information technologies, and the business environment are constantly changing. AudioEye's success in meeting changing client's expectations, and hence our success as a business, depends on our quality system. This system is based on constantly assessing our stakeholders' satisfaction and improving our practices, methods and procedures. At AudioEye, our quality system is a set of principles and methods for continuously improving the service that we give our clients. All our managers and members play a key role in delivering quality, because the distinctive way we work with our clients emphasizes partnership and teamwork. That is why our quality system that will be implemented and managed includes procedures for managing and training members to fulfill our clients' expectations.

Senior management's commitment to quality is reflected in many concrete ways throughout the organization. Our quality system will be an agenda items at every meeting of the AudioEye Management group.

William C. O'Conor

CEO